Exhibit 99.B(d)(2)

SCHEDULE A

as last amended February 26, 2009

to the

ADVISORY AGREEMENT

dated January 18, 2008 between

RYDEX VARIABLE TRUST

and

PADCO ADVISORS II, INC.

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Rate
Nova	0.75%
Inverse S&P 500 Strategy	0.90%
NASDAQ-100®	0.75%
Inverse NASDAQ-100® Strategy	0.90%
Mid-Cap 1.5x Strategy	0.90%
Russell 2000® 1.5x Strategy	0.90%
Government Long Bond 1.2x Strategy	0.50%
Inverse Government Long Bond Strategy	0.90%
Europe 1.25x Strategy	0.90%
Japan 2x Strategy	0.75%
S&P 500 Pure Value	0.75%
S&P 500 Pure Growth	0.75%
S&P MidCap 400 Pure Value	0.75%
S&P MidCap 400 Pure Growth	0.75%
Inverse Mid-Cap Strategy	0.90%
S&P SmallCap 600 Pure Value	0.75%
S&P SmallCap 600 Pure Growth	0.75%
Banking	0.85%
Basic Materials	0.85%
Biotechnology	0.85%
Consumer Products	0.85%
Electronics	0.85%
Energy	0.85%
Energy Services	0.85%
Financial Services	0.85%
Health Care	0.85%
Internet	0.85%
Leisure	0.85%
Precious Metals	0.75%
Real Estate	0.85%
Retailing	0.85%
Technology	0.85%
Telecommunications	0.85%
Transportation	0.85%

Fund	Rate
Inverse Russell 2000® Strategy	0.90%
Strengthening Dollar 2x Strategy	0.90%
Weakening Dollar 2x Strategy	0.90%
U.S. Government Money Market	0.50%
High Yield Strategy	0.75%
Inverse High Yield Strategy	0.75%
Dow 2x Strategy Fund	0.90%
NASDAQ-100® 2x Strategy	0.90%
Russell 2000® 2x Strategy	0.90%
S&P 500 2x Strategy	0.90%
Inverse NASDAQ-100® 2x Strategy	0.90%
Inverse S&P 500 2x Strategy	0.90%
CLS AdvisorOne Clermont VT	0.90%
Managed Futures Strategy	0.90%
Alternative Strategies Allocation	0.00%
Utilities	0.85%
Commodities Strategy	0.75%
All-Cap Opportunity	0.90%
Multi-Cap Core Equity *	0.70%
S&P 500	0.75%
Russell 2000®	0.75%
Essential Portfolio Moderate	0.00%
Essential Portfolio Conservative	0.00%
Essential Portfolio Aggressive	0.00%
Inverse Dow 2x Strategy	0.90%
Inverse Russell 2000® 2x Strategy	0.90%
CLS AdvisorOne Amerigo VT	0.90%
CLS AdvisorOne Berolina	0.90%
International Opportunity	0.90%
Global Market Neutral	1.20%

Additions are noted in bold.

*              The management fee with respect to the Multi-Cap Core Equity Fund (the “Fund”) is comprised of a basic fee (the “Basic Fee”) at the annual rate of 0.70% of the Fund’s average daily net assets and a performance adjustment (the “Performance Adjustment”) as discussed below.

A.            Calculating the Performance Adjustment.

The performance adjustment shall be calculated monthly by:

(i)    Determining the difference in performance (the “Performance Difference”) between the Fund and the Russell 3000® Index (the “Index”), as described in paragraph C;

(ii)   Using the Performance Difference calculated under paragraph B (ii) to determine the performance adjustment ( the “Performance Adjustment”), as illustrated in paragraph D; and

(iii)  Adding the Performance Adjustment to the Basic Fee to determine the management fee for the applicable month.

B.            Computing the Performance Difference.

The Performance Difference is calculated monthly, and is determined by measuring the percentage difference between the performance of one Share of the Fund and the performance of the Index over the most recent 12-month period. The performance of one Share of the Fund shall be measured by computing the percentage difference, carried to five decimal places, between the net asset value as of the last business day of the period selected for comparison and the net asset value of such share as of the last business day of the prior period, adjusted for dividends or capital gain distributions treated as reinvested immediately. The performance of the Index will be established by measuring the percentage difference, carried to five decimal places, between the beginning and ending values of the Index for the comparison period, with dividends or capital gain distributions on the securities that comprise the Index being treated as reinvested immediately.

C.            Determining the Performance Adjustment.

For every 0.0375% in Performance Difference, the Adviser’s fee will be adjusted upwards or downwards by 0.01%.  The maximum adjustment rate is 0.20% per year, resulting in a minimum possible annual fee of 0.50% and a maximum possible annual fee of 0.90%.

D.            Performance Adjustment Example.

The following example illustrates the application of the Performance Adjustment:

	Fund’s	Index’s	Fund’s
For the rolling 12-month	investment	cumulative	performance relative
performance period	performance	change	to the Index

January 1	$50.00	100.00
December 31	$55.25	110.20
Absolute change	+ $5.25	+ $10.20
Actual change	+ 10.50%	+ 10.20%	+0.30%

Based on these assumptions, the Fund calculates the Adviser’s management fee rate for the month-ended December 31 as follows:

•      The portion of the annual basic fee rate of 0.70% applicable to that month is multiplied by the Fund’s average daily net assets for the month.  This results in the dollar amount of the basic fee.

•      The +0.30% difference between the performance of the Fund and the record of the Index is divided by 3.75, producing a rate of 0.08%.

•      The 0.08% rate (adjusted for the number of days in the month) is multiplied by the Fund’s average daily net assets for the performance period.  This results in the dollar amount of the performance adjustment.

•      The dollar amount of the performance adjustment is added to the dollar amount of the basic fee, producing the adjusted management fee.

2.             Performance Periods

For the period from July 1, 2003 through May 31, 2004, the Adviser will be paid at the Base Rate, without regard to any Performance Adjustment.  For the month ending June 30, 2004, the Adviser will begin applying the Performance Adjustment as described herein, based upon the performance of the Fund relative to the performance of the Index during the 12-month period from July 1, 2003 through June 30, 2004. The 12-month comparison period will roll over with each succeeding month, so that it will always equal 12 months, ending with the month for which the performance incentive adjustment is being computed.

3.             Changes to the “Index” or the “Class”

The Trustees have initially designated the Russell 3000® Index as the index to be used for purposes of determining the Performance Adjustment (referred to herein as the “Index”).  From time to time, to the extent permitted by the 1940 Act, the Trustees may, by a vote of the Trustees of the Trust voting in person, including a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such parties, determine that another securities index is a more appropriate benchmark than the Index for purposes of evaluating the performance of the Fund in calculating the Performance Adjustment. After ten days’ written notice to the Adviser, a different index (the “Successor Index”) may be substituted for the Index in prospectively calculating the Performance Adjustment. However, the calculation of that portion of the Performance Adjustment attributable to any portion of the performance period prior to the adoption of the Successor Index will still be based upon the Fund’s performance compared to the Index.